Exhibit (m)(2)(ii)

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CLASS S SHARES

SCHEDULE A

PORTFOLIOS

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Real Estate Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024

A-1

PLAN PURSUANT TO 12B-1
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

CLASS S SHARES

SCHEDULE B

PORTFOLIOS	Fee (as a Percentage of Average Daily Net Assets of Class)
Mid Cap Growth Portfolio	0.25%

Mid Cap Intrinsic Portfolio	0.25%

Real Estate Portfolio	0.25%

Sustainable Equity Portfolio	0.25%

DATED: April 26, 2024

B-1